Exhibit 2.1

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This Second Amendment (“Second Amendment”) to the Merger Agreement (as defined below) is entered into as of April 20, 2023, by and among East Resources Acquisition Company, a Delaware corporation (“Parent”), LMA Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“LMA Merger Sub”), Abacus Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Abacus Merger Sub”), Longevity Market Assets, LLC, a Florida limited liability company (“LMA”), and Abacus Settlements, LLC, a Florida limited liability company (“Abacus”). Parent, LMA Merger Sub, Abacus Merger Sub, LMA and Abacus are sometimes referred to in this Second Amendment collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of August 30, 2022, as amended on October 14, 2022 (as may be further amended, modified or supplemented from time to time, the “Merger Agreement”); and

WHEREAS, the Parties desire to amend the Merger Agreement in accordance with Section 9.13 thereof as more fully set forth herein in order to, among other things, clarify the stockholder votes required to approve the Transaction Proposals, require the Companies to deliver or cause to be delivered documentation relating to a tax election at the Closing and extend the Outside Date.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Amendment to Merger Agreement.

(a)	Section 4.2 of the Merger Agreement is hereby amended and restated as follows:

“Section 4.2 Authorization. Each of the Parent Parties has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Mergers, to the receipt of the requisite approval of the Transaction Proposals by the Parent Stockholders. The affirmative votes of the holders of a majority of the shares of Parent Common Stock and Parent Class B Stock, voting (a) together as a single class, in the case of the Business Combination Proposal, the NASDAQ Proposal and the Incentive Plan Proposal, that are voted at the Parent Common Stockholders Meeting, and (b) together as a single class, and as separate classes, in the case of the Charter Amendment Proposal, that are outstanding and entitled to vote on the Charter Amendment Proposal, are the only votes of the holders of Parent’s capital stock required to approve the Transaction

Proposals, assuming a quorum is present (the “Parent Stockholder Approval”). Parent Stockholder Approval of the Transaction Proposals are the only votes of any class or series of Parent’s capital stock necessary to adopt this Agreement and any Ancillary Agreement and to approve the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and limited liability company action. This Agreement has been, and the Ancillary Agreements to which any of the Parent Parties are or will be a party as of the Closing Date shall be, duly authorized, executed and delivered by each of the Parent Parties, as applicable, and, assuming the due authorization, execution and delivery by each other party hereto and thereto, constitutes the legal, valid and binding obligations of each of the Parent Parties, as applicable, enforceable against each of the Parent Parties, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.”

(b)	Section 5.9(b) of the Merger Agreement is hereby amended and restated as follows:

“(b) Without limitation, in the Proxy Statement, Parent shall (i) solicit proxies from holders of Parent Common Stock and Parent Class B Stock to vote at the Parent Common Stockholders Meeting in favor of (A) the adoption of this Agreement and the approval of the transactions contemplated hereby pursuant to Section 251 of the DGCL (the “Business Combination Proposal”), (B) the issuance of Parent Common Stock issuable pursuant to this Agreement at the Effective Time (the “NASDAQ Proposal”), (C) the adoption of an Omnibus Incentive Plan to be negotiated between the Parties prior to Closing (the “Omnibus Incentive Plan” and such proposal, the “Incentive Plan Proposal”), (D) approval of the A&R Charter and each change to the A&R Charter that is required to be separately approved (the “Charter Amendment Proposal”), and (E) any other proposals the Parties deem necessary or desirable to consummate the transactions contemplated hereby (collectively, the “Transaction Proposals”), and (ii) file with the SEC financial and other information about the transactions contemplated hereby in accordance with the Exchange Act. The Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Each Company shall furnish all information concerning it and its Affiliates to Parent, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by the Companies to be included therein. Without limiting the generality of the foregoing, the Companies shall reasonably cooperate with Parent in connection with Parent’s preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by the Proxy Statement. Each of the Companies and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Companies and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement.”

(c)	Section 7.2 of the Merger Agreement is hereby amended and restated as follows:

“Section 7.2 Deliveries by the Companies. At the Closing, the Companies will deliver or cause to be delivered to Parent (unless delivered previously) the following:

(a) the Certificates of Merger, executed by LMA and Abacus, as applicable;

(b) the Company Closing Certificate;

(c) the A&R Registration Rights Agreement executed by each Company and each of the Company Members;

(d) a duly executed and file-stamped copy of IRS Form 8832, indicating an election to be treated as an entity disregarded separate from Parent pursuant to Treasury Regulations Section 301.7701-3(c) with an effective date of the next business day after the effective date of the Merger, by LMA and Abacus, as applicable; and

(e) any other document required to be delivered by the Companies at Closing pursuant to this Agreement.”

(d)	Section 8.1(e) of the Merger Agreement is hereby amended and restated as follows:

“(e) by written notice by any Party if the Closing has not occurred on or prior to July 27, 2023 (the “Outside Date”).”

2. Confirmation. Except as otherwise expressly provided herein, the provisions of the Merger Agreement shall remain in full force and effect in accordance with their respective terms following the execution of this Second Amendment.

3. Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 9.2 through 9.14, Section 9.16 and Section 9.17 of the Merger Agreement are incorporated by reference herein and shall apply hereto mutatis mutandis.

4. Headings. The descriptive headings contained in this Second Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Second Amendment.

5. Counterparts. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Second Amendment by electronic means, including DocuSign, e-mail, or scanned pages, shall be effective as delivery of a manually executed counterpart to this Second Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Second Amendment to be duly executed on its behalf as of the date first above written.

EAST RESOURCES ACQUISITION COMPANY

By:	/s/ Gary L. Hagerman, Jr.
Name:	Gary L. Hagerman, Jr.
Title:	Chief Financial Officer and Treasurer

LMA MERGER SUB, LLC

By:	East Resources Acquisition Company,
its sole member

By:	/s/ Gary L. Hagerman, Jr.
Name:	Gary L. Hagerman, Jr.
Title:	Chief Financial Officer and Treasurer

ABACUS MERGER SUB, LLC

By:	East Resources Acquisition Company,
its sole member

By:	/s/ Gary L. Hagerman, Jr.
Name:	Gary L. Hagerman, Jr.
Title:	Chief Financial Officer and Treasurer

Signature Page to Second Amendment to Agreement and Plan of Merger

LONGEVITY MARKET ASSETS, LLC

By:	/s/ Jay Jackson
Name:	Jay Jackson
Title:	CEO

ABACUS SETTLEMENTS, LLC

By:	/s/ Jay Jackson
Name:	Jay Jackson
Title:	CEO

Signature Page to Second Amendment to Agreement and Plan of Merger